Exhibit 10.17
FIRSTMERIT CORPORATION
AMENDED AND RESTATED
EXECUTIVE CASH INCENTIVE PLAN
I.	TERM OF THE PLAN

The FirstMerit Corporation Executive Cash Incentive Plan (the “Plan”) was originally effective beginning January 1, 2005. This amendment and restatement of the Plan is effective as of December 31, 2008, and will remain in effect until revised or terminated by the Compensation Committee of the Board of Directors of FirstMerit Corporation (“FirstMerit”).

II.	PLAN OBJECTIVES

FirstMerit is making available to eligible executive officers of FirstMerit and its subsidiaries, through this Plan, compensation designed to foster superior financial results for FirstMerit by encouraging executive officers to meet or exceed stated goals. The objectives of the Plan are:
1.	Foster superior financial results, producing a financial benefit to FirstMerit shareholders;

2.	Motivate and reward executives toward superior financial performance by FirstMerit;

3.	Retain key executive talent in order to achieve stated financial objectives and continue long-term growth of FirstMerit; and

4.	Provide a competitive total cash compensation incentive opportunity.
III.	ELIGIBILITY

All employee members of the Executive Committee of officers and certain other employees approved by the Compensation Committee are eligible to participate in the Plan (“Participants”).

IV.	PLAN ELEMENTS

For each participant, goals must be attained in corporate and/or applicable line of business (“LOB”) performance categories in order to receive compensation under the Plan. Each year in the first quarter of the calendar year, (i) the Chief Executive Officer will determine individual performance goals for each Participant, and (ii) the Compensation Committee of the Board of Directors, taking into consideration recommendations by the Chief Executive Officer, will determine the goals for the corporate performance categories, the weighting between the corporate and applicable line of business categories, and the percentage amounts of base salary to be paid for the attainment of all goals, subject to approval by the Board of Directors. Goals and payment of percentage amounts of year end base salary for the Chief Executive Officer will be determined by the Compensation Committee, subject to approval by the independent members of the full Board of Directors, with the Chief Executive Officer abstaining from discussion and voting.

There will be three tiers within each of the established corporate categories:
•	threshold

•	target

•	maximum
Each category will have a stated threshold, target and maximum goal. The corporate performance categories will be:
1)	credit quality

2)	revenue

3)	efficiency ratio

4)	net income

5)	one or more strategic objectives
The goals for corporate categories will be aligned with the corporate business plan and financial objectives.

The goals for LOB categories will be aligned with performance results for the applicable Participant’s area of responsibility. The accrual for Plan incentive payments will be established in accordance with generally accepted accounting principles.

For corporate categories, the threshold level or better must be achieved for a Participant to receive any weighted payment for the corporate category. For LOB categories, the threshold level or better must be achieved for a Participant to receive any weighted payment under the LOB category. If performance goals are achieved between tiers within any category, then the weighted payment will be interpolated to the nearest percent.

Notwithstanding anything else in this Section IV or elsewhere in the Plan, in its sole discretion, the Compensation Committee may adjust any one or more award amounts before or after the calendar year end, change goals or waive any requirements for awards pursuant to the Plan. In addition, the Chief Executive Officer may recommend to the Compensation Committee, and the Compensation Committee may approve in its sole discretion, subject to approval by the independent members of the full Board of Directors, a level of discretionary bonuses to Participants other than the Chief Executive Officer based on other considerations not necessarily relating to company performance in an amount not to exceed $1,000,000 in the aggregate in any one calendar year. In addition, the Compensation Committee may also recommend, and the independent members of the full Board of Directors may approve, each in their sole discretion, a discretionary bonus for the Chief Executive Officer not to exceed $250,000 in any one year. The terms of the Plan shall not be deemed to grant any employee an entitlement to payment under the Plan.

V.	PAYMENTS

Subject to applicable withholding, payments under the Plan are based on the corporate and/or LOB results for each calendar year and will be made between January 1 and March 15 of the following calendar year upon approval by the Compensation Committee and, with respect to the Chief Executive Officer and all discretionary bonuses, the independent members of the full Board of Directors.

If the Board learns of any misconduct by an executive officer (i.e., a Section 16 officer), which contributed to the Company having to materially restate all or a significant portion of its financial statements, the Board shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive. The Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (a) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, (b) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. The Company may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although the Company’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.

VI.	NEWLY HIRED, TRANSFERRED, PROMOTED AND TERMINATED PARTICIPANTS

If a Participant is transferred or promoted or becomes totally disabled in accordance with the Company’s long-term disability plan before the last day of the calendar year, the Participant will be eligible to receive payment under the Plan only if (a) the Participant is employed on the last day of the calendar year, (b) the Participant remains employed through the payment date, and (c) if the stated threshold goals have been achieved by the last day of the calendar year, as such goals may be revised for the individual based upon a change in position. Payments will be prorated based upon the tenure of the Participant in the eligible position.
If the participant’s employment is terminated before the payment date for any reason other than retirement, the Participant will not be eligible for any payment under the Plan regardless of employment status on the last day of the calendar year.

If the Participant retires (as retirement is defined under the FirstMerit benefit plan providing for the earliest possible retirement) effective before the end of the calendar year, the Participant will not be entitled to payment under the Plan. If the participant retires effective at any time after the end of the calendar year, the retiring Participant will be entitled to payment in accordance with the terms of the Plan.

If a Participant dies before the end of the calendar year, neither the Participant nor their estate will be eligible to receive any payment under the Plan. If a Participant dies after the end of the calendar year, but before the payment date, the Participant, through their estate, will be eligible to receive payment of an award amount under the Plan.

FirstMerit reserves the right to forfeit payments that are otherwise payable to any Participant under the Plan based on a Participant’s violation of any of FirstMerit’s policies and procedures or failure to achieve at minimum “meets standards” on the annual performance evaluation, as approved by the Compensation Committee.

VII.	OTHER EMPLOYEE BENEFITS

Benefits to Participants under other benefit plans will not be affected by payments under this Plan to the extent benefits under the other plans are based upon base salary, but will be affected by payments under this Plan to the extent benefits under the other plans are based upon Form W-2 earnings. FirstMerit retains the right to amend, cancel or change any other benefit plans.

VIII.	AMENDMENT AND ADMINISTRATION OF THE PLAN

The Plan may be terminated or amended by the recommendation of the Compensation Committee, subject to the approval of the Board of Directors. Any question of interpretation of the Plan will be determined by the Compensation Committee. The Executive Vice President of Human Resources and the Manager of Compensation are responsible for administering the Plan in accordance with the terms of the Plan and the goals and payments determined annually by the recommendation of the Compensation Committee and approval of the Board of Directors.

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